Exhibit (b)(1)(A)

Second Amended and Restated Credit Agreement

Dated as of August 16, 2000

among

Tracinda Corporation

Bank of America, N.A.,

as Administrative Agent and Letter of Credit Issuing Leader

Commerzbank AG, New York and

Grand Cayman Branches

as Syndication Agent

and

The Financial Institutions Party Hereto

Bank of America Securities,

as Sole Lead Arranger and Book Manager

Bank of America

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

Page
8.11 Borrowing Base	52
8.12 Accounting Changes	52
SECTION 9. EVENTS OF DEFAULT	53
9.01 Event of Default	53
9.02 Remedies	54
9.03 Rights Not Exclusive	55
SECTION 10. THE ADMINISTRATIVE AGENT	55
10.01 Appointment and Authorization; “Administrative Agent”	55
10.02 Delegation of Duties	56
10.03 Liability of Administrative Agent	56
10.04 Reliance by Administrative Agent	56
10.05 Notice of Default	56
10.06 Credit Decision; Compliance with Margin Regulations	57
10.07 Indemnification of Administrative Agent	57
10.08 Administrative Agent in Individual Capacity	58
10.09 Collateral Matters	58
10.10 Successor Administrative Agent	58
10.11 Withholding Tax	59
SECTION 11. MISCELLANEOUS	60
11.01 Amendments and Waivers	60
11.02 Notices	61
11.03 No Waiver; Cumulative Remedies	62
11.04 Costs and Expenses	62
11.05 Company Indemnification	62
11.06 Payments Set Aside	63
11.07 Successors and Assigns	63
11.08 Assignments, Participations, etc	63
11.09 Confidentiality	65
11.10 Set-off	66
11.11 Notification of Addresses, Lending Offices, Etc	66
11.12 Counterparts	66
11.13 Severability	66
11.14 No Third Parties Benefited	66
11.15 Governing Law and Jurisdiction	66
11.16 Waiver of Jury Trial	67
11.17 Entire Agreement	67
11.18 Removal of a Lender	67
11.19 Non-Involvement of Kirk Kerkorian	68
11.20 Amendment and Restatement	68
SCHEDULE 11.02 OFFSHORE AND DOMESTIC LENDING OFFICES, ADDRESSES FOR NOTICES	1
Schedule 6.04 - SUBSIDIARIES	4

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 16, 2000, among TRACINDA CORPORATION, a Nevada corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders”; individually, a “Lender”), BANK OF AMERICA, N.A. (“Bank of America”), as Letter of Credit Issuing Lender and Administrative Agent for the Lenders and (while not parties hereto) any counterparty under any Secured Swap Agreements, and Commerzbank AG, New York and Grand Cayman Branches, as Syndication Agent.

RECITALS

A.    The Company, the Lenders described therein and Bank of America, N.A., as Administrative Agent have heretofore entered into a First Amended and Restated Credit Agreement dated as of October 30, 1996 (as heretofore amended, the “Existing Agreement”). The obligations of the Company under the Existing Agreement are and have been secured by the Collateral.

B.    By this Agreement, the Company, the Administrative Agent and the Lenders desire to amend and restate the Existing Agreement on the terms and conditions set forth herein. The Company’s obligations under the Existing Agreement will continue to be secured by the Collateral.

C.    Certain new lenders to the Company have elected to join the syndicate of Lenders by executing this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.  DEFINITIONS

1.01    Certain Defined Terms.  The following terms have the following meanings:

“250 Rodeo” means 250 Rodeo, Inc., a Delaware corporation, its successors and permitted assigns.

“250 Rodeo Guaranty” means a continuing guaranty substantially in the form of Exhibit H hereto to be entered into by 250 Rodeo, as it may from time to time be amended, restated, supplemented or otherwise modified.

“250 Rodeo Pledge Agreement” means a pledge agreement substantially in the form of Exhibit G hereto to be entered into by 250 Rodeo, as it may from time to time be amended, restated, supplemented or otherwise modified, which shall be used to grant to the Administrative Agent on behalf of itself and the Lenders a security interest in any Designated Stock, Permitted Investments, Control Stock and Non-Control Stock owned by 250 Rodeo.

“Administrative Agent” means Bank of America in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 10.10.

“Administrative Agent-Related Persons” means Bank of America and any successor agent arising under Section 10.10 and any successor Issuing Lender, together with their respective Affiliates (including, in the case of Bank of America, the Sole Lead Arranger and Book Manager), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Aggregate Cost” means, with respect to Margin Stock owned by the Company or 250 Rodeo, as of the date of determination, the total cost of such Margin Stock on the books of the Company or 250 Rodeo, as applicable, determined (in the case of purchases and sales of the same Margin Stock) on a specific cost identification basis.

“Aggregate Market Value” means:

(a)    with respect to publicly traded securities, the sum of the market values (as computed below) of such stock, with the market value of any such security being computed as the number of shares of such stock times the closing price per share of such stock on the trading day immediately preceding the date of determination, the closing price being the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if shares of such issue or class are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ; and

(b)    with respect to other Eligible Investments, the principal amount originally expended by the Company or 250 Rodeo in acquiring such investment.

“Agreement” means this Second Amended and Restated Credit Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified.

“Amortization Amount” means, with respect to each Amortization Date described below, the amount set forth below opposite that Amortization Date:

Amortization Date	Amortization Amount
September 30, 2001	$1,250,000
December 31, 2001	$1,250,000
March 31, 2002	$1,250,000
June 30, 2002	$1,250,000
September 30, 2002	$1,250,000
December 31, 2002	$1,250,000
March 31, 2003	$1,250,000
June 30, 2003	$1,250,000
September 30, 2003	$1,250,000
December 31, 2003	$1,250,000
March 31, 2004	$1,250,000
June 30, 2004	$1,250,000
September 30, 2004	$121,250,000
December 31, 2004	$121,250,000
March 31, 2005	$121,250,000
June 30, 2005	$121,250,000

“Amortization Date” means, with respect to the Term Commitment, September 30, 2001 and each Quarterly Payment Date thereafter through the Maturity Date.

“Assignee” has the meaning specified in Section 11.08(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“BAS” means Banc of America Securities LLC.

“Base Rate” means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America in San Francisco, California, as its “prime rate.” (The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan, or an L/C Advance, that bears interest based on the Base Rate.

“Bank of America” means Bank of America, N.A., a national banking association.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Lenders under Section 2, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Base” means, as of the date of any determination, an amount equal to the sum of, without duplication:

(a)    50% of the Aggregate Market Value of all Designated Stock owned by the Company and/or 250 Rodeo at such time which is in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Administrative Agent and in which the Administrative Agent on behalf of itself and the Lenders has a first-priority perfected security interest; and

(b)    50% of the Aggregate Market Value of all Permitted Investments, Control Stock and Non-Control Stock owned by the Company and/or 250 Rodeo at such time which is in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Administrative Agent and in which the Administrative Agent on behalf of itself and the Lenders has a first-priority perfected security interest.

“Borrowing, Base and Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit C.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.04.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate, means such a day on which dealings are carried on in the applicable LIBOR market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, as

additional collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the Effective Amount of the applicable L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Lenders.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” has the meaning given such term in the Collateral Documents collectively.

“Collateral Documents” means, collectively, (i) the Pledge Agreement, the 250 Rodeo Pledge Agreement, and all other security agreements, assignments and other similar agreements between the Company, 250 Rodeo or any Subsidiary of the Company and/or in favor of the Administrative Agent on behalf of itself and the Lenders, now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the applicable Uniform Commercial Code or comparable law) against the Company, 250 Rodeo or any Subsidiary of the Company as debtor in favor of the Lenders or the Administrative Agent for the benefit of the Administrative Agent and the Lenders, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitments” means, collectively, the Revolving Commitment and the Term Commitment.

“Controlled Group” means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Control Stock” means common stock issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia, which stock is publicly traded in the United States and listed on a national securities exchange in the United States and of which the Company or 250 Rodeo owns, beneficially and of record, and controls the power to vote 10% or more of the aggregate outstanding voting common shares of such issuer.

“Control Stock Acquisition” means the acquisition by the Company or 250 Rodeo of the Control Stock of a Person.

“Conversion/Continuation Date” means any date on which, under Section 2.05, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Extension” means and includes (a) any Revolver Credit Extensions, (b) any Term Credit Extensions and (c) for purposes of Section 2.16 only, any Secured Swap Agreements.

“DaimlerChrysler” means DaimlerChrysler AG, a company organized under the laws of Germany.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designated Stock” means all DaimlerChrysler common stock, MGM MIRAGE common stock, MGM common stock and any other stock designated by the Lenders pursuant to Section 7.10, in each case now owned or hereafter acquired by the Company or 250 Rodeo.

“Disposition” means the sale or other disposition by the Company of any stock owned by the Company or any Subsidiary of the Company.

“Disqualification” means, with respect to any Lender:

(a)    the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of that Lender by any Gaming Board in connection with any licensing required of that Lender as a lender to the Company or (ii) any required application or other papers in connection with determination of the suitability of that Lender as a lender to the Company;

(b)    the withdrawal of that Lender (except where requested or permitted by the Gaming Board) of any such application or other required papers; or

(c)    any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that such Lender is “unsuitable” as a lender to the Company, (ii) that such Lender shall be “disqualified” as a lender to the Company or (iii) denying the issuance to that Lender of any license required under applicable Gaming Laws to be held by all lenders to the Company.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” means (a) another Lender; (b), with respect to any Lender, a Subsidiary of such Lender, a Subsidiary of a Person of which such Lender is a Subsidiary, or a Person of which such Lender is a Subsidiary, in each case having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (d) any insurance company engaged in the business of writing insurance which (i) has a net worth of $200,000,000 or more, (ii) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (iii) is operationally and procedurally able to meet the obligations of a Lender to the same degree as a commercial bank, and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (ii) and (iii) of clause (d) above; provided that each Eligible Assignee must (a) either (i) be organized under the Laws of the United States, any State thereof or the District of Columbia or (ii) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (b) act through a branch, agency or funding office located in the United States, and (c) be exempt from withholding of tax on interest.

“Eligible Investments” means:

(a)    all Permitted Investments;

(b)    all Designated Stock;

(c)    all Control Stock other than Designated Stock; and

(d)    all Non-Control Stock other than Designated Stock.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any event specified in Section 9.01, provided that any requirement for the giving of notice or the lapse of time or both or the happening of any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Agreement” has the meaning specified in the Recitals to this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fiscal Quarter” means the fiscal quarter of the Company consisting of the three calendar month periods ending on each April 30, July 31, October 31 and January 31.

“Fiscal Year” means the fiscal year of the Company consisting of the twelve month period ending on each January 31.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (excluding net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Gaming Board” means, collectively, all Governmental Authorities that hold regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Company or any Subsidiary of the Company within its jurisdiction.

“Gaming Laws” means all laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Company or any of its Subsidiaries within its jurisdiction.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Honor Date” has the meaning specified in Section 3.03(b).

“Hostile Acquisition” means a Control Stock Acquisition that has not been approved by the Board of Directors (or other equivalent governing body) of the Person which is the subject of the Control Stock Acquisition.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under United States federal or state law or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means (a) as to each LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan; (b) as to accrued interest on any prepaid LIBOR Loan, and any amounts required pursuant to Section 4.04 in connection with any such prepayment, the 10th day of each January, April, July, and October next following the date such LIBOR Loan was prepaid, (c) as to any Base Rate Loan, the 10th day of each January, April, July, and

October, and (d) as to all Loans, the Maturity Date and any earlier date as such Loan is due by reason of acceleration.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)    no Interest Period shall extend beyond the Maturity Date;

(iv)    no Interest Period with respect to a Revolving Loan shall extend beyond the next Quarterly Payment Date unless, on that Quarterly Payment Date, either (i) the Effective Amount of Revolver Credit Extensions will not exceed the Revolving Commitment (after giving effect to any reduction of the Revolving Commitment required to be made on such Quarterly Payment Date) or (ii) the sum of (A) the aggregate principal amount of all Revolving Loans which are Base Rate Loans plus (B) the aggregate principal amount of all Revolving Loans which are LIBOR Loans with an Interest Period ending on or prior to that Quarterly Payment Date is at least equal to the Revolver Reduction Amount for that Quarterly Payment Date; and

(v)    no Interest Period with respect to a Term Loan shall extend beyond the next Quarterly Payment Date unless, on that Quarterly Payment Date, either (i) the Effective Amount of Term Credit Extensions will not exceed the Term Commitment (after giving effect to any Amortization Payment required to be made on such Quarterly Payment Date) or (ii) the sum of (A) the aggregate principal amount of all Term Loans which are Base Rate Loans plus (B) the aggregate principal amount of all Term Loans which are LIBOR Loans with an Interest Period ending on or prior to that Quarterly Payment Date is at least equal to the Amortization Payment for that Quarterly Payment Date.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” has the meaning specified in Section 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under Section 10.01(b) or Section 10.10.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share of the Revolving Commitment.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

“L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03(b).

“L/C Commitment” means the commitment of the Issuing Lender to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Section 3, in an aggregate amount not to exceed on any date the amount of $50,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.06; provided that the L/C Commitment is a part of the Revolving Commitment, rather than a separate, independent commitment.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings, other than such unreimbursed drawings which have been converted into a Borrowing of Revolving Loans under Section 3.03(b).

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lender” has the meaning specified in the introductory clause hereto. References to the “Lenders” shall include any Lender (and to the extent a party to a Secured Swap Agreement, any Affiliate of a Lender) in its capacity as counterparty under any Secured Swap Agreements and Bank of America, including in its capacity as Issuing Lender; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “LIBOR Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letters of Credit” means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing Lender pursuant to Section 3.

“LIBOR” means the average of the London Interbank Offered Rate for 1-, 2-, 3-, or 6-month offshore deposits as quoted by Bank of America (the “Reference Bank”).

“LIBOR Loan” means a Loan, or an L/C Advance, that bears interest based on LIBOR.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Loan” means either a Revolving Loan or a Term Loan, and “Loans” means, collectively, the Revolving Loans and the Term Loans.

“Loan Documents” means this Agreement, any Secured Swap Agreements, any Notes, the 250 Rodeo Guaranty, the Collateral Documents, the L/C-Related Documents, and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the FRB, or any successor regulations regulating purchase or carrying of securities pursuant to Section 7 of the Securities Exchange Act of 1934, or any successor law.

“Margin Stock” means a security included within the definition of “margin stock” in the Margin Regulations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Company; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Maturity Date” means the earlier of (a) June 30, 2005 and (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“MGM” means Metro-Goldwyn-Mayer Inc., a Delaware corporation.

“MGM MIRAGE” means MGM MIRAGE, a Delaware corporation.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Cash Proceeds” means the gross cash proceeds received by the Company upon any Disposition, net of actual and reasonable commissions, costs of sale and taxes related thereto.

“Non-Control Stock” means common stock issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia, which stock is publicly traded in the United States and listed on a national securities exchange in the United States and of which the Company or 250 Rodeo owns, beneficially and of record, and controls the power to vote less than 10% of the aggregate outstanding voting common shares of such issuer.

“Non-Purpose Credit” means any Credit Extension which is not a Purpose Credit.

“Notes” means, collectively, the Revolving Notes and the Term Notes.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or 250 Rodeo to any Lender, any counterparty under any Secured Swap Agreements, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 11.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Investments” means all of the following, in each case in the possession of the Administrative Agent:

(a)    direct obligations of the United States government or any agency thereof, or obligations guaranteed by the United States government or any agency thereof, and which mature within one year from the date of acquisition thereof or within such longer period as the Requisite Lenders may expressly agree from time to time;

(b)    certificates of deposit, bankers acceptances or time deposits of a Lender, in each case having a final maturity of one year or less, or with such longer maturity as the Requisite Lenders may expressly agree from time to time;

(c)    certificates of deposit, bankers’ acceptances or time deposits, in each case having a final maturity of one year or less (or such longer maturity as the Requisite Lenders may expressly agree from time to time) of any other commercial bank having total combined capital and surplus in excess of $500,000,000 and whose long-term debt obligations (or the long-term debt obligations of its parent holding company) have a rating of at least A by Standard & Poors Ratings Group or A2 by Moody’s Investors Service, Inc., or their respective successors; and

(d)    prime commercial paper maturing or redeemable at the option of the holder thereof within six months of the acquisition thereof and having a rating of at least Al or P1 by Standard & Poors Ratings Group or Moody’s Investors Service, Inc.

“Permitted Options” means the 700,000 options granted prior to the Closing Date in common stock of MGM MIRAGE to employees of the Company.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit D hereto, as it may from time to time be amended, restated, supplemented or otherwise modified, which shall be used to grant to the Administrative Agent on behalf of itself and the Lenders a security interest in any Designated Stock, Permitted Investments, Control Stock and Non-Control Stock owned by the Company.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s percentage of the relevant Commitment.

“Purpose Credit” has the meaning set forth for such term in Regulation U.

“Quarterly Payment Date” means September 30, 2001 and each succeeding December 31, March 31, June 30 and September 30.

“Regulation U” means Regulation U referred to in the definition of “Margin Regulations.”

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Requisite Lenders” means at any time (a) Lenders then holding more than 50% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders then having more than 50% of the combined Commitments, and (b) for so long as there is more than one Lender party to this Agreement, at least two Lenders.

“Responsible Officer” means the chief executive officer, the president or the secretary-treasurer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Revolver Credit Extension” means and includes (a) the making of any Revolving Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Revolver Reduction Amount” means, with respect to any Quarterly Payment Date set forth in the matrix below, the amount necessary to reduce the then applicable Revolving Commitment to the level set forth below opposite that Quarterly Payment Date:

Quarterly Payment Date	Commitment Reduction	Remaining Revolving Commitment
September 30, 2002	$50,000,000	$1,950,000,000

Quarterly Payment Date	Commitment Reduction	Remaining Revolving Commitment
December 31, 2002	$50,000,000	$1,900,000,000

March 31, 2003	$50,000,000	$1,850,000,000
June 30, 2003	$50,000,000	$1,800,000,000
September 30, 2003	$100,000,000	$1,700,000,000
December 31, 2003	$100,000,000	$1,600,000,000

March 31, 2004	$100,000,000	$1,500,000,000
June 30, 2004	$100,000,000	$1,400,000,000
September 30, 2004	$100,000,000	$1,300,000,000
December 31, 2004	$100,000,000	$1,200,000,000

March 31, 2005	$100,000,000	$1,100,000,000
June 30, 2005	$100,000,000	$0

“Revolving Commitment” means, subject to Sections 2.06 and 2.08, the commitment of the Lenders to make revolving Loans to the Company in the aggregate principal amount of $2,000,000,000.

“Revolving Loan” has the meaning specified in Section 2.01, and may be a Base Rate Loan or a LIBOR Loan.

“Revolving Note” means any of the promissory notes executed by the Company in favor of any Lender pursuant to
Section 2.03(b) with respect to the Revolving Commitment, substantially in the form of Exhibit E.

“Rule 144” means Rule 144 under the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Agreements” means one or more transactions that are rate swaps, basis swaps, forward rate transactions, interest rate options, caps, collar or floor transactions, swaptions, currency options or any other, similar transactions (including any option to enter into any of the foregoing) between the Company and a counterparty which is a Lender and/or an Affiliate of a Lender and having an aggregate notional amount not exceeding $2,000,000,000 and a tenor not exceeding the Maturity Date.

“Sole Lead Arranger and Book Manager” means BAS.

“Subsidiaries” means those business associations of which the Company or its Subsidiaries legally and beneficially own more than 50% of the outstanding common stock or other equity interest; provided that in no event shall MGM or MGM MIRAGE or any business association owned by either of them be considered a “Subsidiary” of the Company or its Subsidiaries.

“Syndication Agent” has the meaning set forth in the Preamble to this Agreement. The Syndication Agent shall have no duties under this Agreement or the Loan Documents other than those arising in its capacity as a Lender.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“Term Commitment” means, subject to Sections 2.06 and 2.08, $500,000,000.

“Term Credit Extension” means and includes the making of any Term Loans hereunder.

“Term Loan” has the meaning specified in Section 2.02, and may be either a Base Rate Loan or a LIBOR Loan.

“Term Note” means any of the promissory notes executed by the Company in favor of any Lender pursuant to Section 2.03(b) with respect to the Term Commitment, substantially in the form of Exhibit F.

“Type”, when used with respect to any Loan, means the designation of whether such Loan is a Base Rate Loan or a LIBOR Loan.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

1.02    Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    (i)    The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(g)    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.03    Accounting Principles.  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

SECTION 2. THE CREDITS

2.01    The Revolving Credit.  Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a “Revolving Loan”), pro rata according to that Lender’s Pro Rata Share of the then applicable Revolving Commitment, from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment (such amount as the same may be reduced under Section 2.06 or 2.08); provided, however, that, after giving effect to any Revolver Credit Extension:

(a)    the Effective Amount of all Credit Extensions shall not at any time exceed the lesser of (i) the then applicable Commitments and (ii) the then applicable Borrowing Base;

(b)    the Effective Amount of all L/C Obligations shall not any time exceed the L/C Commitment; and

(c)    the Effective Amount of all Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all L/C Obligations shall not at any time exceed such Lender’s Pro Rata Share of the Revolving Commitment.

Within the limits of each Lender’s Pro Rata Share of the Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.07 and reborrow under this Section 2.01.

2.02    The Term Credit.  Each Lender severally agrees, on the terms and conditions set forth herein, that Loans (as defined in the Existing Agreement) made by such Lender under the Existing Agreement shall be converted in a sufficient principal amount into a loan to the Company (each such loan, a “Term Loan”) on the Closing Date, pro rata according to that Lender’s Pro Rata Share of the Term Commitment, such that the aggregate of all such Term Loans equals the Term Commitment; provided, however, that giving effect to any Term Credit Extension, the Effective Amount of all Credit Extensions shall not exceed the lesser of (a) the then applicable Commitments and (b) the then applicable Borrowing Base. Amounts repaid under the Term Loans may not be reborrowed.

2.03    Loan Accounts.  (a)    The Loans made by each Lender and the Letters of Credit Issued by the Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Lender, as the case may be, in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Issuing Lender and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b)    Upon the request of any Lender made through the Administrative Agent, the Revolving Loans made by such Lender may be evidenced by one or more Revolving Notes, and the Term Loans made by such Lender may be evidenced by one or more Term Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each applicable Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and each Lender’s record shall be rebuttable presumptive evidence of the amount of the applicable Loans made by such Lender; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

2.04    Procedure for Borrowing.

(a)    Notice of Borrowing and Borrowing Base and Compliance Certificate.  Each Borrowing of Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, together with the related Borrowing Base and Compliance Certificate (which notice must be received by the Administrative Agent prior to 11:00 a.m. (San Francisco time), subject to Sections 2.04(b) and

(c), (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, provided notice is received within a notice period acceptable to the Administrative Agent) specifying: (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof, (B) the requested Borrowing Date, which shall be a Business Day; (C) the Type of Loans comprising the Borrowing; and (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three months. The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing, together with the related Borrowing Base and Compliance Certificate, and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(b)    Hostile Acquisitions or Control Stock Acquisitions.  If the proceeds of any Revolver Credit Extension are to be used in whole or in part in connection with a Hostile Acquisition or a Control Stock Acquisition, the related Notice of Borrowing or L/C Application and Borrowing Base and Compliance Certificate must be received by the Administrative Agent not less than 10 Business Days prior to the earlier of (i) the public announcement of such acquisition and (ii) the proposed Revolver Credit Extension date. Such Notice of Borrowing or L/C Application shall specify, in addition to the information set forth above in Section 2.04(a) or 3.02(a), the name and address of the Person, the assets or equity of which is being acquired by the Company.

Any Lender determining in good faith that such Revolver Credit Extension constitutes a conflict of interest for such Lender, shall so notify the Administrative Agent (who shall notify the Company) not later than five Business Days before the proposed date of such Revolver Credit Extension. If the proceeds of any Revolver Credit Extension are to be used in whole or in part in connection with a Hostile Acquisition, all Lenders must consent to such Revolver Credit Extension. If the proceeds of any Revolver Credit Extension are to be used in whole or in part in connection with a Control Stock Acquisition, the Requisite Lenders must consent to such Revolver Credit Extension. If any Lender fails to so notify the Administrative Agent, it shall be deemed to have not consented to such Revolver Credit Extension. As a condition to approving any such Revolver Credit Extension, the Requisite Lenders may, in their sole discretion (and whether or not there is any conflict of interest) designate the equity interest to be acquired hereby as “Designated Stock” in accordance with Section 7.10.

The Company agrees that, in the case of any acquisition of assets or equity by the Company, whether or not notice must be given to the Administrative Agent pursuant to this Section 2.04(b), no Lender nor the Administrative Agent shall, under any circumstances have any duty to the Company to disclose to the Company any information concerning the financial condition, operations or intentions of the Person whose assets or equity the Company intends to acquire that may be available to such Lender or the Administrative Agent.

(c)    Revolver Credit Extensions Requiring Collateral.  If the Company is requesting a Revolver Credit Extension requiring additional Collateral pursuant to Section 2.08(a), the related Notice of Borrowing or L/C Application and Borrowing Base and Compliance Certificate with respect to such Revolver Credit Extension must be received by the

Administrative Agent not less than four Business Days prior to the proposed date of such Revolver Credit Extension, and the Company must comply with such sections prior to such Revolver Credit Extension being made available to the Company.

(d)    Making Funds Available.  Subject to Sections 2.04(b) and (c), each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(e)    Limitation on Interest Periods.  After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than four different Interest Periods in effect.

2.05    Conversion and Continuation Elections.  The Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.05(b), elect, as of any Business Day, to (i) convert any Base Rate Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Loans; (ii) convert any LIBOR Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Loans; or (iii) continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); provided, however, that if at any time the aggregate amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into LIBOR Loans shall terminate.

(a)    The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 11:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/ Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(b)    If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to timely select a new Interest Period to be applicable to such LIBOR Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(c)    The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(d)    Unless the Requisite Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as a LIBOR Loan.

(e)    After giving effect to any conversion or continuation of Loans, unless the Administrative Agent shall otherwise consent, there may not be more than four different Interest Periods in effect.

2.06    Voluntary Termination or Reduction of Commitments.

(a)    The Company may, upon not less than 10 Business Days prior notice to the Administrative Agent, terminate the Commitments. All accrued commitment and letter of credit fees to, but not including, the effective date of any termination of the Commitments, shall be paid on the effective date of such termination.

(b)    The Company may, upon not less than 10 Business Days prior notice to the Administrative Agent, permanently reduce the Revolving Commitment by an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving affect thereto and to any prepayments of Loans and Cash Collateralizations made on the effective date thereof, (a) the Effective Amount of all Credit Extensions would exceed the combined Commitments as the Revolving Commitment is so reduced, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Revolving Commitment may not be increased. Any reduction of the Revolving Commitment shall be applied to each Lender according to its Pro Rata Share of the Revolving Commitment. If and to the extent specified by the Company in the notice to the Administrative Agent, some or all of the reduction in the Revolving Commitment shall be applied to reduce the L/C Commitment. All accrued commitment and letter of credit fees to, but not including, the effective date of any reduction of the Revolving Commitment, shall be paid on the effective date of such reduction. Any voluntary reduction in the Revolving Commitment shall become effective on the date requested by the Company and shall be applied against future Revolver Reduction Amounts as selected by the Company at the time of such reduction.

2.07    Optional Prepayments.  The Company may, at any time or from time to time, upon irrevocable notice to the Administrative Agent given not less than (a) three Business Days, in the case of a prepayment of LIBOR Loans, and (b) one Business Day, in the case of a prepayment of Base Rate Loans, ratably prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the amount specified therein shall be due and payable on the date specified therein. Accrued interest on prepaid Loans and any amounts required pursuant to Section 4.04 in connection with any prepayment of LIBOR Loans shall be due and payable on the next applicable Interest Payment Date. Any prepayment made pursuant to this section shall be applied first to outstanding Revolving Loans and second to outstanding Term Loans.

2.08    Mandatory Prepayments; Mandatory Commitment Reductions; Collateral Requirements.

(a)    Credit Extensions in Excess of Borrowing Base.  If, on any date, the Effective Amount of all Credit Extensions exceeds the then applicable Borrowing Base, the Company shall, three Business Days after such date, if such deficiency shall then still exist, either (i) prepay such portion of the Loans as shall reduce the Effective Amount of all Credit Extensions to an amount equal to or less than the then applicable Borrowing Base, with any such payment to be applied as set forth in Section 2.08(c), or (ii) grant, or cause 250 Rodeo to grant, a first priority security interest to the Administrative Agent in, and provide to the Administrative Agent custody of (including the appropriate form of custody for uncertificated securities, if applicable), such items of the following types of Collateral, in the indicated order, pursuant to the Pledge Agreement or the 250 Rodeo Pledge Agreement, as applicable, and having an Aggregate Market Value in an amount which, when added to the then applicable Borrowing Base (subject to the advance rates set forth in the definition of “Borrowing Base”), equals or exceeds the Effective Amount of all Credit Extensions as of such date:

(A)    first, Permitted Investments;

(B)    second, Non-Control Stock; and

(C)    third, Control Stock.

(b)    Sales of DaimlerChrysler Stock.  In the event that the gross proceeds received by the Company in any twelve month period from sales of capital stock of DaimlerChrysler permitted by the Loan Documents are in excess of $250,000,000, the Company shall, three Business Days after the first date on which such gross proceeds exceed $250,000,000, prepay the Loans (and the amount of the Revolving Commitment shall be permanently reduced by any amount prepaid pursuant to this Section 2.08(b) which is applied to outstanding Revolving Loans) by an amount equal to the amount by which the after-tax net proceeds of such sales exceed $250,000,000. Any prepayment pursuant to this Section 2.08(b) shall be applied as set forth in Section 2.08(c).

(c)    Application of Mandatory Prepayments.  In the event of any mandatory prepayment of the Loans, the Lenders under the Term Commitment will be entitled to be repaid ratably in accordance with the proportion that the Term Commitment bears to the Revolving Commitment, provided that, except to the extent that such application results in the repayment in full of all outstanding Revolving Loans, the Lenders under the Term Commitment holding the majority of the outstanding Term Loans may elect within the three Business Day period prior to each such mandatory prepayment to forego any such repayment (in which case that portion of the repayment otherwise allocable to the Term Commitment shall be applied to the repayment of outstanding Revolving Loans (and to the permanent reduction of the Revolving Commitment, as applicable)).

(d)    Mandatory Revolving Commitment Reduction by Revolver Reduction Amounts.  The Revolving Commitments (and each Lender’s Pro Rata Share thereof) shall automatically and ratably be reduced on each Quarterly Payment Date by the applicable Revolver Reduction Amount.

(e)    Mandatory Revolving Commitment Reduction Upon Disability of Kirk Kerkorian.  Upon the disability (other than physical disability) of Kirk Kerkorian, or if Kirk Kerkorian is no longer active in the management of the Company for any reason:

(i)    the Revolving Commitment shall automatically and immediately be reduced to the then outstanding amount of the sum of the Revolving Loans plus the L/C Obligations; and

(ii)    notwithstanding anything to the contrary in Section 2.01, amounts repaid with respect to such Revolving Loans may not be reborrowed.

(f)    Compliance with Margin Regulations.  If the Lenders determine in good faith that for any reason the Effective Amount of Credit Extensions needs to be reduced in order to comply with the Margin Regulations, the Company shall prepay outstanding Loans and/or Cash Collateralize the L/C Obligations in an amount equal to the amount specified by the Administrative Agent at the direction of the Lenders in order to so comply with the Margin Regulations.

(g)    Funding Losses.  Accrued interest on prepaid Loans and any amounts required pursuant to Section 4.04 in connection with any prepayment of LIBOR Loans shall be due and payable on the next applicable Interest Payment Date.

(h)    Pledging Collateral.  Whenever the Company or 250 Rodeo pledges or is required to pledge Collateral to secure any Obligations, the Company or 250 Rodeo, as applicable, shall promptly deliver or cause to be delivered to the Administrative Agent (i) one or more duly executed Collateral Documents (or amendments to existing Collateral Documents) in form and substance satisfactory to the Administrative Agent relating to type of Collateral being pledged in order to obtain a first priority perfected security interest in the Collateral and/or (ii) if an equity security is being pledged, a correctly completed questionnaire, together with any additional information, if and as reasonably requested by any Lender from time to time in order to determine the applicability of Rule 144, the Margin Regulations or any other rule or regulation governing the issuance, transfer or hypothecation of such securities.

2.09    Repayment.  The Company shall repay on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.10    Interest.

(a)    Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate plus 125.0 basis points per annum or the Base Rate, as the case may be.

(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of LIBOR Loans for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Requisite Lenders.

(c)    Notwithstanding subsection (a) of this Section, during the continuation of any Event of Default, the Company shall pay interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans outstanding, at a rate per annum which is determined by increasing the interest rate otherwise payable by adding thereto the rate of 1-1/2% per annum. Interest shall also be paid on the amount of any interest, fees or commissions not paid when due at a rate per annum equal to the Base Rate increased as provided above.

(d)    Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

2.11    Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Lender a commitment fee on the actual daily unused portion of such Lender’s Pro Rata Share of the Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Administrative Agent, equal to 30.0 basis points per annum. For purposes of calculating utilization under this Section, the Revolving Commitment shall be deemed used to the extent of the Effective Amount of Revolving Credit Extensions then outstanding. Such commitment fee shall accrue from the Closing Date to the Maturity Date and shall be due and payable quarterly in arrears on each Interest Payment Date for Base Rate Loans through the Maturity Date, with the final payment to be made on the Maturity Date; provided that, in connection with any reduction or termination of Commitments under Section 2.06 or Section 2.08, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination on the portion reduced, with the following quarterly payment being adjusted accordingly. The commitment fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Section 4 are not met.

2.12    Computation of Fees and Interest.  (a)    All computations of fees, commissions and interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “reference rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other interest shall be computed on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)    Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of error.

2.13    Payments by the Company.

(a)    All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (San Francisco time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 1:00 p.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)    Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.14    Payments by the Lenders to the Administrative Agent.

(a)    Unless the Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)    The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.15    Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provide, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

2.16    Compliance with the Margin Regulations.

(a)    Treatment of Credit Extensions for Purposes of the Margin Regulations.  To the extent necessary to comply with the Margin Regulations, each Lender shall treat Credit Extensions as two types of Credit Extensions: Purpose Credit and Non-Purpose Credit, as follows:

(i)    The Effective Amount of the Purpose Credit shall be an amount equal to (A) the Effective Amount of all Purpose Credit (or such lesser amount as may be agreed to by the Administrative Agent, all Lenders and the Company or 250 Rodeo to satisfy the requirements of the Margin Regulations) less (B) all payments and prepayments applied thereto in accordance with Section 2.16(e).

(ii)    The Effective Amount of the Non-Purpose Credit shall be an amount equal to the Effective Amount of all Non-Purpose Credit less all payments and prepayments applied thereto in accordance with Section 2.16(e).

(b)    Allocation of Benefits of Security: Margin Stock.  To the extent necessary to comply with the Margin Regulations, the benefits of (i) the provisions of Sections 2.08, 7.10, 8.01, 8.02, 8.03, 8.04 and 8.05, to the extent that such provisions relate to Margin Stock owned by the Company or 250 Rodeo or the proceeds thereof, and (ii) any Collateral Documents shall be allocated first to the benefit and security of the payment of Credit Extensions constituting the Purpose Credit and of all other amounts payable by the Company or 250 Rodeo under the Loan Documents in connection with such Purpose Credit (the “Purpose Credit Amounts”), and only after the payment in full of the Purpose Credit Amounts, to the benefit and security of the payment of Credit Extensions constituting Non-Purpose Credit and of all other amounts payable by the Company or 250 Rodeo under the Loan Documents in connection with such Non-Purpose Credit (the “Non-Purpose Credit Amounts”).

(c)    Allocation of Benefits of Security: Assets Other Than Margin Stock.  To the extent necessary to comply with the Margin Regulations, the benefits of the provisions of Sections 2.08, 7.10, 8.01, 8.02, 8.03, 8.04 and 8.05, to the extent that such provisions relate to assets other than Margin Stock owned by the Company or the proceeds thereof, shall be allocated first to the benefit and security of the payment of the Non-Purpose Credit Amounts and, only after the payment in full of all such Non-Purpose Credit Amounts, to the benefit and security of the payment of the Purpose Credit Amounts.

(d)    Record Keeping.  To the extent necessary to comply with the Margin Regulations, each Lender will mark its records to identify the Purpose Credit with the benefits and security described in Section 2.16(b) and the Non-Purpose Credit with the benefits and security described in Section 2.16(c) and, solely for the purposes of complying with the Margin Regulations, such Purpose Credit and Non-Purpose Credit shall be treated as separate Credit Extensions. If at any time the status under the Margin Regulations of any Margin Stock owned by the Company or 250 Rodeo shall change to non-Margin Stock, each Lender shall mark its records to reflect a reduction in the Purpose Credit by an amount equal to the “maximum loan value” (defined and determined in accordance with Regulation U) of such Margin Stock as determined by such Lender at the time of such marking (or such lesser amount as shall be permitted by the Margin Regulations) and to reflect a corresponding increase in the Non-Purpose Credit by such amount (or such lesser amount). If at any time the status under the Margin Regulations of any non-Margin Stock owned by the Company or 250 Rodeo shall change to Margin Stock, each Lender shall mark its records to reflect an increase in the Purpose Credit by an amount equal to the maximum loan value of such Margin Stock as determined by such Lender at the time of such marking (or such lesser amount as shall be permitted by the Margin

Regulations) and to reflect a corresponding reduction in the amount of the Non-Purpose Credit by such amount (or such lesser amount). Each such reduction (or increase) in the Purpose Credit shall be accomplished by a proportionate reduction (or increase) in the Purpose Credit of each Lender. If there is any change in status referred to in this Section 2.16(d) which is known to the Company, the Company shall within five days of obtaining knowledge thereof give notice of such change to the Administrative Agent who will promptly notify each Lender. Upon the request of any Lender or the Administrative Agent from time to time, the Company shall furnish to such Lender (with a copy to the Administrative Agent) or the Administrative Agent such information and documentation as such Lender or the Administrative Agent may require to comply with this Section 2.16(d).

(e)    Payments and Prepayments.  To the extent necessary to comply with the Margin Regulations, each payment and prepayment by the Company of any Credit Extension made with funds derived from assets, other than Margin Stock, which are referred to in Section 2.16(c) shall be applied, first, to the payment or prepayment of the Non-Purpose Credit Amounts and, second, to the payment or prepayment of the Purpose Credit Amounts. Each such payment and prepayments made with funds derived from assets consisting of Margin Stock or proceeds thereof referred to in Section 2.16(b) shall be applied, first, to the payment or prepayment of the Purpose Credit Amounts and, second, to the prepayment of the Non-Purpose Credit Amounts. Upon the request of any Lender or the Administrative Agent from time to time, the Company shall furnish to such Lender (with a copy to the Administrative Agent) or the Administrative Agent such information and documentation as such Lender or the Administrative Agent may require to comply with this Section 2.16(e).

SECTION 3. THE LETTERS OF CREDIT

3.01    The Letter of Credit Subfacility.

(a)    On the terms and conditions set forth herein, as a subfacility under the Revolving Commitment, (i) the Issuing Lender agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Maturity Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Lender shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) and after giving effect to such proposed Issuance the limitations set forth in Section 2.01 would be violated. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed or converted into a Borrowing of Revolving Loans under Section 3.03(b).

(b)    The Issuing Lender is under no obligation to Issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it,

(ii)    the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 5 is not then satisfied;

(iii)    the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance, unless the Requisite Lenders have approved such expiry date in writing, or (B) more than 360 days after the Maturity Date, unless all of the Lenders have approved such expiry date in writing;

(iv)    the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

(v)    any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Lender;

(vi)    any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

(vii)    such Letter of Credit is in a face amount less than $1,000,000 or to be denominated in a currency other than Dollars.

3.02    Issuance, Amendment and Renewal of Letters of Credit.

(a)    Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Administrative Agent, who shall promptly notify the Lenders) at least four days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require. Each L/C Application shall be subject to any applicable requirements set forth in Sections 2.04(b), 2.04(c), or 2.08.

(b)    At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice on or before the Business Day immediately preceding the date the Issuing Lender is to issue a requested Letter of Credit from the Administrative Agent (A) directing the Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under Section 3.01(a) as a result of the limitations set forth in Section 2.01 or Section 3.01(b)(ii); or (B) that one or more conditions specified in Section 5 are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Lender’s usual and customary business practices.

(c)    From time to time while a Letter of Credit is outstanding and prior to the Maturity Date, the Issuing Lender will, upon the written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. Each L/C Amendment Application shall be subject to any applicable requirements set forth in Sections 2.04(b), 2.04(c) or 2.08. The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Administrative Agent will promptly notify the Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)    The Issuing Lender and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Maturity Date, at the option of the Company and upon the written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Lender shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Lender would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02(d) upon the request of the Company but the Issuing Lender shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Lender shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

(e)    The Issuing Lender may, at its election (or as required by the Administrative Agent at the direction of the Requisite Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of any Letter of Credit to be a date not later than the Maturity Date.

(f)    This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(g)    The Issuing Lender will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising Lender or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

3.03    Risk Participations, Drawings and Reimbursements.

(a)    Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender of the Revolving Commitment, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Pro Rata Share of each Lender of the Revolving Commitment by an amount equal to the amount of such participation.

(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Company. The Company shall reimburse the Issuing Lender prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Issuing Lender under any Letter of Credit (each such date, an “Honor Date”), in an amount equal to the amount so paid by the Issuing Lender. In the event the Company fails to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date in respect of such Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the Honor Date with respect of such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 5.02. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Lender shall upon any notice pursuant to Section 3.03(b) make available to the Administrative Agent for the account of the relevant Issuing Lender an amount in Dollars and in immediately available funds equal to its Pro Rata Share (determined with respect to the Revolving Commitment) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Pro Rata Share (determined with respect to the Revolving Commitment) of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but the failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from the obligation of promptly making available its funds under this Section 3.03 after it does receive such notice.

(d)    With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Lender’s payment to the Issuing Lender pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

(e)    Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04    Repayment of Participations.

(a)    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Lender under a Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of the Issuing Lender for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative Agent for the account of the Issuing Lender, the amount of such Lender’s Pro Rata Share (determined with respect to the Revolving Commitment) of such funds, and the Issuing Lender shall receive the amount of the Pro Rata Share (determined with respect to the Revolving Commitment) of such funds of any Lender that did not so pay the Administrative Agent for the account of the Issuing Lender.

(b)    If the Administrative Agent or the Issuing Lender is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.04(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Lender the amount of its Pro Rata Share (determined with respect to the Revolving Commitment) of any amounts so returned by the Administrative Agent or the Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05    Role of the Issuing Lender.

(a)    Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)    No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Requisite Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)    The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06    Obligations Absolute.  The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)    any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)    the existence of any claim, set-off, defense nor other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)    any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)    any payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

3.07    Cash Collateral Pledge.  The Company shall immediately (or, in the case of Section 3.07(i)(B) below, on the Maturity Date) Cash Collateralize the L/C Obligations upon (i) the request of the Administrative Agent, (A) if the Issuing Lender has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Section 2.08 (other than subsections (b), (c) and (d) thereof).

3.08    Letter of Credit Fees.

(a)    The Company shall pay to the Administrative Agent for the account of each of the Lenders a letter of credit fee with respect to the Letters of Credit equal to 125 basis points per annum of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Maturity Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Maturity Date (or such later expiration date).

(b)    The Company shall pay to the Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect.

3.09    Uniform Customs and Practice.  The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

SECTION 4. TAXES, YIELD PROTECTION AND ILLEGALITY

4.01    Taxes.

(a)    Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In the case of payments made by the Company to any foreign Lender, the Company shall deliver appropriate forms to the Administrative Agent indicating the foreign Lender’s complete exemption from United States withholding Taxes. In addition, the Company shall pay all Other Taxes.

(b)    If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then: (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made; (ii) the Company shall make such deductions and withholdings; (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and (iv) the Company shall also pay to each such Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c)    The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of all future i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor.

(d)    Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Lender or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent.

(e)    If the Company is required to pay any amount to any Lender or the Administrative Agent pursuant to Section (b) or (c) of this Section, then such Lender shall, if not otherwise disadvantageous to such Lender in its sole judgment, use reasonable efforts (consistent with legal and regulatory restrictions) to (i) change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, and/or (ii) cooperate with the Company in instituting appropriate actions or proceedings to eliminate or reduce the amount of such Taxes, Other Taxes or Further Taxes.

(f)    If the Company becomes obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.18; provided that the Company shall have paid such amount to that Lender and the Company, within the thirty (30) day period following the date of such payment, shall have notified that Lender in writing of its intent to so remove the Lender.

4.02    Illegality.

(a)    If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until the Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)    If a Lender determines that it is unlawful to maintain any LIBOR Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loans. If the Company is required to so prepay any LIBOR Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)    If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Administrative Agent that all Loans which would otherwise be made by the Lender as LIBOR Loans shall be instead Base Rate Loans.

(d)    If the Company becomes obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.18; provided that the Company shall have paid such amount to that Lender and the Company, within the thirty (30) day period following the date of such payment, shall have notified that Lender in writing of its intent to so remove the Lender.

4.03    Increased Costs and Reduction of Return.

(a)    If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans or participating in Letters of Credit, or, in the case of the Issuing Lender, any increase in the cost to the Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then, within 15 days after written request by any Lender (with a copy of such request to be sent to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender, such additional amounts as will compensate such Lender for such increased cost or reduction but only with respect to the 90-day period immediately preceding the making of each such demand.

(b)    If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Pro Rata Share of the Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided, however, that the Company shall not be obligated to pay any such amount or amounts in excess of 10 basis points per annum unless the affected Lender shall have given the Company at least 30 days’ advance written notice (with a copy to the Administrative Agent) of its intent to seek compensation under this Section in excess of 10 basis points per annum from the Company. A certificate of the Lender setting forth the basis for determining any additional amount or amounts necessary to compensate the Lender will be final and conclusive and binding upon all parties hereto absent error.

(c)    If the Company becomes obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.18; provided that the Company shall have paid such amount to that Lender and that the Company, within the thirty (30) day period following the date of such payment, shall have notified that Lender in writing of its intent to so remove the Lender.

4.04    Funding Losses.  The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) the failure of the Company to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation; (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.07 or 2.08; (d) the prepayment (including pursuant to Section 2.07 or 2.08) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.05 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Company to the Lenders under this Section and under Section 4.03(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the LIBOR Rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

4.05    Inability to Determine Rates.  If the Requisite Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate applicable pursuant to Section 2.10(a) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans, as the case may be, hereunder shall be suspended until the Administrative Agent upon the instruction of the Requisite Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans, as the case may be.

4.06    Reserves on LIBOR Loans.  The Company shall pay to each Lender, upon 15 days’ written request (with a copy to the Administrative Agent) for compensation under this provision, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Lenders, payable on each date on which interest is payable on such Loan, but only with respect to the 90-day period immediately preceding the making of each such request. Each Lender agrees to give prompt notice to the Company (with a copy to the Administrative Agent) should said compensation no longer be requested or required. A certificate of any Lender setting forth the basis for determining any additional amount or amounts necessary to compensate such Lender will be supported by a reasonably detailed explanation of the reasons for and the amount of such cost and will be final and conclusive and binding upon all parties hereto absent error.

4.07    Survival.  The agreements and obligations of the Company in this Section 4 shall survive for one year following the date on which all other Obligations are paid in full.

SECTION 5.  CONDITIONS PRECEDENT

5.01    Conditions of Initial Credit Extensions.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender:

(a)    Credit Agreement and Notes.  This Agreement and any Notes executed by each party thereto;

(b)    Amendments.  Amendments to the Pledge Agreement, the 250 Rodeo Pledge Agreement and the 250 Rodeo Guaranty;

(c)    Resolutions; Incumbency.

(i)    Copies of the resolutions of the board of directors of the Company and 250 Rodeo authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company and 250 Rodeo, as applicable; and

(ii)    A certificate of the Secretary or Assistant Secretary of the Company and 250 Rodeo certifying the names and true signatures of the officers of the Company and 250 Rodeo authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

(d)    Organization Documents; Good Standing.  Each of the following documents:

(i)    the articles or certificate of incorporation and the bylaws of the Company and 250 Rodeo as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company and 250 Rodeo, as applicable, as of the Closing Date; and

(ii)    a good standing certificate for the Company and 250 Rodeo from the Secretary of State (or similar, applicable Governmental Authority) of their respective states of incorporation and each state where the Company and 250 Rodeo is qualified to do business as a foreign corporation as of a recent date;

(e)    Form U-1.  A Federal Reserve Form U-1 for each Lender dated the date hereof duly completed and executed, the statements made in which shall be such, in the opinion of the Lenders, as to permit the transactions contemplated hereby in accordance with Regulation U;

(f)    Certificate.  A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i)    the representations and warranties contained in Section 6 are true and correct on and as of such date, as though made on and as of such date;

(ii)    no Default or Event of Default exists or would result from the Credit Extension; and

(iii)    there has occurred since January 31, 2000 no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(g)    Financial Statements.  Financial statements of the Company in compliance with Section 6.10.

(h)    Other Documents.  Such other approvals, opinions, documents, questionnaires or materials as the Administrative Agent or any Lender may request.

5.02    Conditions to All Credit Extensions.  The obligation of each Lender to make any Loan to be made by it (including its initial Loan) and the obligation of the Issuing Lender to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a)    Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, the Issuing Lender and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

(b)    Borrowing Base and Compliance Certificate.  The Administrative Agent shall have received a Borrowing Base and Compliance Certificate demonstrating compliance with this Agreement before and after giving effect to the proposed Borrowing or Issuance;

(c)    Continuation of Representations and Warranties.  The representations and warranties in Section 6 shall be true and correct on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(d)    No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or Issuance;

(e)    Compliance With Margin Regulations.

(i)    Each Lender shall have determined that after giving effect to such Credit Extension (A) the good faith value of the Company’s and 250 Rodeo’s assets other than Margin Stock shall at least equal the sum of the Non-Purpose Credit, (B) such Credit Extension shall otherwise be in compliance with the Margin Regulations and (C) the procedures set forth herein relating to compliance with the Margin Regulations shall, if complied with, ensure compliance with the Margin Regulations;

(ii)    the Administrative Agent shall have received from the Company such documentation and information (certified in a manner acceptable to such Lender by an officer of the Company) as it or any Lender may in good faith request in order for any Lender to (i) distinguish between Purpose Credits and Non-Purpose Credits and (ii) make the determinations required by clause (i) above; and

(iii)    if the Notice of Borrowing relating to such Borrowing specifies that any portion of the proceeds thereof will be used to acquire Margin Stock, the Administrative Agent shall have received a certificate from an officer of the Company setting forth the Aggregate Cost for the Margin Stock being acquired;

(f)    Collateral Requirements.  The Administrative Agent shall have received any Collateral Documents if and as are required in accordance with Section 2.08; and

(g)    Additional Evidence.  The Administrative Agent shall have received such other approvals, legal opinions, certificates or other documents as it may reasonably request.

Each Notice of Borrowing and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Lender that:

6.01    Corporate Existence.  The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except for failures to be so qualified that would not in the aggregate have a Material Adverse Effect.

6.02    Corporate Power; Authorization; Enforceable Obligations.  The Company has the corporate power, authority and legal right to execute, deliver and perform this Agreement and all other Loan Documents, all other certificates and documents required hereunder and has taken all necessary corporate action to authorize its borrowings hereunder on the terms and conditions hereof and its execution, delivery and performance of this Agreement and all other Loan Documents, and all related certificates and documents. No consent of any other person (including, without limitation, stockholders and creditors of the Company), and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Documents. This Agreement and each other Loan Document have been executed and delivered by a duly authorized officer of the Company, and this Agreement and the Loan Documents constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally).

6.03    No Legal Bar to Loans.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the use of the proceeds of the borrowings hereunder, will not violate any provision of any existing law or regulation, of any order, judgment, award or decree of any court, arbitrator or governmental authority, of the certificate of incorporation or by-laws of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking. No approval, consent or other action by, or notice to or filing with, any Governmental Authority with regulatory authority over the Company is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any other Loan Document.

6.04    Subsidiaries.

(a)    Schedule 6.04 hereto correctly sets forth the names, form of legal entity, ownership and jurisdictions of organization of all Subsidiaries of the Company. Except as described in Schedule 6.04, the Company does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person. Unless otherwise indicated in Schedule 6.04, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned legally and beneficially by the Company, there are no outstanding options (other than Permitted Options), warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except as permitted by Section 8.01.

(b)    Each Subsidiary of the Company is a business entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

(c)    Each Subsidiary of the Company is in compliance with all Requirements of Law applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

6.05    No Material Litigation.  No litigation, investigation or administrative proceeding of or before any court, arbitrator or governmental authority is pending or, to the Company’s knowledge, threatened against the Company or any of its assets (a) with respect to this Agreement, any other Loan Document or any of the transactions contemplated hereby or (b) the results of which, in the opinion of the Company and its counsel are likely to have a Material Adverse Affect.

6.06    No Default.  The Company is not in default in any material respect in the payment or performance of any of its obligations or in the performance of any mortgage,

indenture, lease, contract or other agreement, instrument or undertaking to which it is a party or by which it or any of its assets may be bound, and no Default or Event of Default has occurred and is continuing. The Company is not in default under any order, judgment, award or decree of any court, arbitrator or governmental authority binding upon or affecting it or by which any of its assets may be bound or affected, and no such order, judgment, award or decree is likely to have a Material Adverse Effect.

6.07    Ownership of Property; Liens.  The Company or 250 Rodeo has good and marketable title to or valid leasehold interests in all its property, real and personal, and none of such property is subject to any Lien of any nature whatsoever except as permitted by Section 8.01 and except for covenants, restrictions, rights, easements and minor irregularities in title which do not interfere with the occupation, use and enjoyment by the Company or 250 Rodeo of property material to the operation of the Company’s or 250 Rodeo’s normal course of business as presently conducted or which do not result in a Material Adverse Effect. All Eligible Investments beneficially owned by the Company or 250 Rodeo have been duly issued, fully paid and non-assessable, there are no outstanding warrants, options (other than Permitted Options) or securities convertible into such stock, and all Eligible Investments are free and clear of all Liens.

6.08    Taxes.  Except as disclosed to the Administrative Agent and the Lenders, the Company has filed or caused to be filed all tax returns that to the Company’s knowledge are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of the Company), and no tax liens have been filed and, to the best of the Company’s knowledge, no claims are being asserted with respect to any taxes other than those taxes that do not constitute a Material Adverse Effect.

6.09    ERISA.

(a)    The Company has delivered to the Administrative Agent (with sufficient copies for each Lender) a written description of each Plan maintained or sponsored by the Company and each such description is true and complete in all material respects.

(b)    Each Plan maintained or sponsored by the Company is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

(c)    No Plan maintained or sponsored by the Company provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant’s termination of employment with such person, except to the extent required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Code. The Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

(d)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Company or to which the Company is obligated to contribute.

6.10    Financial Condition.  All financial statements, copies of which have heretofore been furnished to the Administrative Agent, present fairly the position of the Company as of the statement dates and the results of operations for the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, except as noted in said financial statements. The Company has no material contingent obligation, liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing statements (or the related notes thereto). Since the date of the financial statement dated December 31, 1999 delivered to the Administrative Agent by the Company, there has been no Material Adverse Effect, except for changes that occurred since that date in the Aggregate Market Value of securities held by the Company.

6.11    Federal Reserve Regulations; Margin Regulations.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U, or X of the FRB, as amended. No Borrowing or any other transaction contemplated hereby shall violate any Margin Regulations.

6.12    Environmental Matters.  The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13    Regulated Entities.  None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.14    Collateral Documents.  The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company or 250 Rodeo in the Collateral, and no further action is necessary in order to establish and perfect the Administrative Agent’s security interest of first priority in or first lien on all Collateral, which security interest constitutes a perfected security interest in all right, title and interest of the Company or 250 Rodeo in such Collateral, prior in right to any other security interests.

6.15    Full Disclosure.  None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Administrative Agent or any Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

SECTION 7.  AFFIRMATIVE COVENANTS

So long as any Commitment shall be provided hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Requisite Lenders waive compliance in writing:

7.01    Use of Proceeds of Loans.  The Company will use the proceeds of the Loans made hereunder initially, to refinance the Company’s existing senior secured revolving credit facilities under the Existing Agreement. Thereafter, the Company may use the proceeds of the Loans made hereunder, and the Letters of Credit issued hereunder may be used, for all legal business purposes of the Company, provided that the Company may from time to time use the proceeds of the Loans to make donations or payments in an aggregate amount not exceeding $250,000,000 to various charitable or relief organizations, including organizations working in, or assisting, the Republic of Armenia or Persons therein (provided that in lieu of making cash donations, the Company may also donate equity securities having a like value).

7.02    Payment of Obligations.  The Company will, and it will cause each of its Subsidiaries to, pay its obligations when due and prior to the date on which penalties attach thereto, except where such payment is contested in good faith by the Company or its Subsidiaries, or where the failure to pay such liability would not have a Material Adverse Effect.

7.03    Notice.  The Company will, and it will cause each of its Subsidiaries to, give prompt written notice to the Administrative Agent of all Events of Default under any of the terms or provisions of this Agreement, or any other matter which has resulted in, or is reasonably expected to result in with the passage of time, a Material Adverse Effect.

7.04    Information Furnished.  It will, and it will cause each of its Subsidiaries to, furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)    Within 15 days after the close of each Fiscal Quarter, its consolidated balance sheet as of the close of such quarter, its consolidated profit and loss statement for that quarter and for that portion of the Fiscal Year ending with such Fiscal Quarter, all prepared on an accrual basis, which shall include all Eligible Investments valued at the Aggregate Market Value consistent with that of the previous year, and all warranted as correct in all material respects by its Secretary-Treasurer.

(b)    Within 10 days after the issuer of any publicly-traded equity Eligible Investment files its Quarterly Reports on Form 10-Q or its Annual Reports on Form 10-K of such issuers with the Securities and Exchange Commission, copies of such reports.

(c)    Within 10 days after the close of each calendar month, a Borrowing Base and Compliance Certificate demonstrating compliance with the Borrowing Base and Sections 6.08 and 8.11 as of the date(s) indicated in such certificates.

(d)    Upon the acquisition of any securities, a certificate of a Responsible Officer of the Company describing such acquisitions, which certificate shall include such information as the Administrative Agent may request with respect thereto, including without limitation the Aggregate Market Value thereof and such other information as may be deemed necessary by the Administrative Agent or any Lender to assure compliance with the Margin Regulations.

(e)    Within 20 days of the occurrence of any such event, written notes of any of the following ERISA events affecting the Company or any member of its Controlled Group, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member of its Controlled Group with respect to such event: (i) an ERISA Event; (ii) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group; (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f)    Within 10 days of the occurrence of any such event, a notice of resignation or withdrawal of Kirk Kerkorian from the management of the Company, his disability (other than physical disability), or any other circumstances giving rise to a Material Adverse Effect.

(g)    Such other information concerning its affairs as the Administrative Agent may reasonably request.

7.05    Maintenance of Corporate Existence.  The Company will, and it will cause each of its Subsidiaries to, maintain and preserve its corporate existence and all rights, permits, privileges and franchises presently existing and required in the conduct of its business (provided, however that the Company shall not be required to maintain or preserve the corporate existence of any Subsidiary), and the Company and its Subsidiaries shall not be required to maintain or preserve any such right, permit, privilege or franchise, if the loss thereof does not have a Material Adverse Effect; will conduct its business in an orderly, efficient and customary manner; and will keep and maintain all of its properties in reasonably good working order and condition, ordinary wear and tear excepted (provided, however, nothing shall prevent the Company or its Subsidiaries from discontinuing the maintenance of any such properties if such discontinuance does not have a Material Adverse Effect).

7.06    Insurance.  The Company will maintain insurance with responsible insurance companies in such amounts and against such risks as is customarily carried by owners of similar businesses and property.

7.07    Margin Regulation Compliance.  The Company will take such action from time to time as shall be necessary to ensure that neither any Borrowing nor any other transaction contemplated hereby shall violate any Margin Regulations.

7.08    Inspection of Property and Books and Records.  The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.09    Compliance with Laws.  The Company shall, and shall cause each Subsidiary to comply with all Laws, and conduct its operations and keep and maintain its property in compliance with all Environmental Laws, noncompliance with which constitutes a Material Adverse Effect, except that the Company and its Subsidiaries need not comply with a Law then being contested by any of them in good faith by appropriate proceedings.

7.10    Designation of Designated Stock.  The Requisite Lenders may in their sole discretion from time to time upon notice to the Company through the Administrative Agent designate certain additional Eligible Investments which are stock as Designated Stock (including without limitation in connection with an acquisition requiring the consent of the Lenders pursuant to Section 2.04(b)). Such Designated Stock must be pledged as Collateral to the Administrative Agent at any time Collateral is required in accordance with Section 2.08.

7.11    Further Assurances.  Promptly upon request by the Administrative Agent, or the Requisite Lenders, the Company shall (and shall cause any of its Subsidiaries to) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, (b) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.

7.12    Legal Opinions.  Within thirty (30) days of the Closing Date, deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender, opinions of counsel to the Company.

SECTION 8.  NEGATIVE COVENANTS

So long as any Commitment shall be provided hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Requisite Lenders waive compliance in writing:

8.01    Encumbrances and Liens.  The Company will not, nor will it permit any of its Subsidiaries to, create, assume or suffer to exist, any Liens on any or all of its property, real, personal or mixed, whether now owned or hereafter acquired (it being understood that nothing herein shall be construed as prohibiting the Company from subsequently creating Liens by the refinancing of obligations which were previously secured by Liens permitted hereunder); except:

(a)    liens for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which is contested in good faith by appropriate proceedings.

(b)    liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, construction or materialmen’s liens relating to aircraft, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts other than for the payment of borrowed money, leases, or for purposes of like general nature in the ordinary course of its business.

(c)    liens to secure, and financing statements relating to, any Obligations, or any other indebtedness owing, or which may be owing, by the Company to the Administrative Agent or the Lenders hereunder.

(d)    liens, not otherwise exempted herein, including purchase money liens, on property other than Margin Stock, which shall at any one time not exceed $5,000,000 in the aggregate.

(e)    liens existing on property (or on any shares of stock of any corporation other than on Margin Stock), at the time it is acquired provided such liens do not exceed the value of property or stock acquired.

provided, however, that notwithstanding anything else contained in this Agreement, the Company will not, nor will it permit any of its Subsidiaries to, create, assume or suffer to exist, or enter into any agreement contemplating or permitting, any Liens on any Collateral.

8.02    Indebtedness.  The Company will not incur or create any indebtedness, direct or indirect, other than:

(a)    Credit Extensions hereunder;

(b)    indebtedness owing to Kirk Kerkorian in an aggregate principal amount at any one time outstanding not exceeding $20,000,000;

(c)    other indebtedness in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding; and

(d)    indebtedness under Secured Swap Agreements.

8.03    Liquidation or Merger.

(a)    The Company will not, nor will it permit any of its Subsidiaries to, liquidate, dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, or sell, lease or dispose of its business or assets as a whole or such as in the opinion of the Requisite Lenders constitutes a substantial portion thereof unless (i) the Company or its Subsidiary is the surviving entity after such transaction, (ii) any Person with which the Company or any of its Subsidiaries enters into such a consolidation, merger, partnership, joint venture or other combination is engaged primarily in the same or a similar line of business as one or more lines of business engaged in by the Company and its Subsidiaries, (iii) giving pro forma effect to such combination as of the last day of the then most recently ended Fiscal Quarter, the Company is in compliance with Sections 7 and 8, and (iv) any such combination which is an acquisition by the Company or any of its Subsidiaries is not a Hostile Acquisition (or other “hostile acquisition”) prohibited pursuant to Section 8.10.

(b)    Notwithstanding Section 8.03(a), any Subsidiary may merge into, consolidate with or transfer its business to the Company or another Subsidiary.

(c)    The Company will not, nor will it permit any of its Subsidiaries to, acquire any non-U.S. Persons or their securities, provided, however, the Company and its Subsidiaries may acquire DaimlerChrysler stock.

8.04    Loans and Guaranties.  Except for the obligations of the Company with respect to the Letters of Credit and except for the purchase by the Company or its Subsidiaries of Permitted Investments or publicly-traded corporate debt obligations, the Company will not, nor will it permit any of its Subsidiaries to, make any loans or advances or become a guarantor or surety, or pledge its credit in any manner, directly or indirectly, or extend credit; provided, however, that the Company may make loans or advances, guaranty, pledge or extend credit in an amount not exceeding in the aggregate in principal amount $25,000,000.

8.05    Disposal of Assets.  The Company will not, nor will it permit any of its Subsidiaries to, dispose of any of its assets except for fair and reasonable consideration and except for donations or payments in an aggregate amount not exceeding $250,000,000 to various charitable or relief organizations, including organizations working in, or assisting, the Republic of Armenia or Persons therein (provided that in lieu of making cash donations, the Company may also donate equity securities having a like value).

8.06    Retirement of Stock.  The Company will not, nor will it permit any of its Subsidiaries to, acquire or retire any shares of its capital stock except for value.

8.07    Payment of Dividends.  The Company will not, nor will it permit any of its Subsidiaries to, declare or pay any cash dividends upon its shares of stock now or hereafter outstanding except for dividends which, if they had not been declared or paid, would be undistributed personal holding company income (as defined in Section 545 of the Code). Nothing in this Section 8.07 shall be construed as preventing the Company from repaying to Kirk Kerkorian the indebtedness described in Section 8.02(b).

8.08    Default Under Other Agreements or Contracts.  The Company will not, nor will it permit any of its Subsidiaries to, commit or do any act or thing which would constitute an event of default, which would have a Material Adverse Effect under the provisions of any other (a) agreement, (b) contract, (c) indenture, (d) document or (e) instrument executed, or which may be executed by it.

8.09    ERISA Plans.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any member of the Controlled Group, (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan or (vi) sponsor or maintain a defined benefit Plan.

8.10    Hostile Acquisitions and Control Stock Acquisitions.  Whether or not the proceeds of any Loans are to be used, the Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any (a) Control Stock Acquisition, or otherwise acquire effective control of any corporation or other business entity (whether or not a majority of the equity securities are acquired) without the prior written consent of the Requisite Lenders or (b) Hostile Acquisition (or other “hostile acquisition”) without the prior written consent of all Lenders; provided, however, that notwithstanding the foregoing, the Company shall be entitled to conduct one or more consent solicitations or proxy solicitations for representation on, or control of, the board of directors of any Person.

8.11    Borrowing Base.  The Company shall not permit at any time the Effective Amount of Credit Extensions to exceed the Borrowing Base.

8.12    Accounting Changes.  The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Company or of any Subsidiary.

SECTION 9. EVENTS OF DEFAULT

9.01    Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)    Non-Payment.  The Company fails to pay, when and as required to be paid herein, any amount of principal of any Loan or L/C Obligation, or any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)    Performance under Agreements.  The Company, or any of its Subsidiaries, should fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained herein (other than Section 7.03 and 8.01 through 8.09, inclusive, and Section 8.12) or, except as provided in Section 9.01(c), in any other material agreement, contract, indenture, document or instrument executed, or to be executed by it (a “material agreement”) and where a Default in respect of such material agreement shall constitute a Material Adverse Effect; or

(c)    Performance under Sections 7.03 and 8.01 through 8.09, inclusive, and Section 8.12.  The Company, or any of its Subsidiaries, should fail to perform or observe any of the terms, provisions, covenants, conditions, agreements, or obligations contained in Sections 7.03 and 8.01 through 8.09, inclusive, and Section 8.12, and such failure shall continue for more than five days; or

(d)    Insolvency; Voluntary Proceedings.  The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences (or Kirk Kerkorian or any shareholder of the Company or any Subsidiary commences) any Insolvency Proceeding with respect to the Company or any Subsidiary; or (iv) takes any action (or Kirk Kerkorian or any shareholder of the Company or any Subsidiary takes any action) to effectuate or authorize any of the foregoing; or

(e)    Involuntary Proceedings.

(i)    Any involuntary Insolvency Proceeding (other than a proceeding commenced by Kirk Kerkorian or any shareholder of the Company or any Subsidiary, which is governed by subsection (d) above) is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 30 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U. S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(f)    Representation and Warranties.  Any representation or warranty made by the Company herein or in any certificate or financial or other statement heretofore or hereafter furnished by the Company or any of its officers to the Administrative Agent or any Lender hereunder proves to be in any material respect false or misleading as of the date made; or

(g)    Legal Process.  Any judgment, writ of execution, attachment or garnishment or any lien by legal process, or any other legal process, be issued for an amount in excess of $1,000,000 against any of the property of the Company or any of its Subsidiaries which is not discharged, paid, stayed or appealed within 60 days; or

(h)    Appropriation of Property.  All, or substantially all, of the property of the Company should be condemned, seized or otherwise appropriated; or

(i)    Stock Ownership.  Kirk Kerkorian should cease to own 100% of all outstanding shares of stock issued by the Company; or any shares of the Company are owned by any estate, trust, trustee, devisee, beneficiary, personal representative, heir, spouse, surviving joint tenant or other successor in interest or any assignee of any kind; or

(j)    Violation of Margin Regulations.  Any violation of the Margin Regulations shall occur as a result of the transactions contemplated hereby (other than through the failure of any Lender to take any action to be taken by it pursuant to the provisions of Section 2.16 or Section 5.02); or

(k)    Collateral.

(ii)    any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or 250 Rodeo or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(iii)    any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest.

9.02    Remedies.  If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders, (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated; (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in Section 9.01(d) or (e), the obligation of each Lender to make Loans and any obligation of the Issuing Lender to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, the Issuing Lender or any Lender.

9.03    Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

SECTION 10. THE ADMINISTRATIVE AGENT

10.01    Appointment and Authorization; “Administrative Agent”.

(a)    Each Lender (including each Lender in its capacity as a counterparty under a Secured Swap Agreement) hereby irrevocably (subject to Section 10.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 10, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

10.02    Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03    Liability of Administrative Agent.  None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

10.04    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

10.05    Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The

Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Lenders in accordance with Section 9; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06    Credit Decision; Compliance with Margin Regulations.  Each Lender acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender to any matter, including compliance by any Lender or this credit facility with the Margin Regulations. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws (including without limitation, the Margin Regulations) relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and to maintain compliance with the Margin Regulations. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or the Margin Regulations which may come into the possession of any of the Administrative Agent-Related Persons.

10.07    Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.08    Administrative Agent in Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the Issuing Lender.

10.09    Collateral Matters.

(a)    The Administrative Agent is authorized on behalf of itself and all Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (v) as provided in any Collateral Document; or (vi) if approved, authorized or ratified in writing by the Requisite Lenders or all the Lenders, as the case may be, as provided in Section 11.01. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.09(b).

10.10    Successor Administrative Agent.  The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as the Administrative Agent at the request of the Requisite Lenders unless Bank of America shall also simultaneously be replaced as “Issuing Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

10.11    Withholding Tax.  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

(i)    if such Lender claims an exemption from withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)    if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W8-ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

(iii)    such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

(b)    Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Lender represents and warrants to the Company that, as of the date it became a party to this Agreement, it was not subject to any U.S. withholding tax.

(c)    If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form 1001 as no longer valid.

(d)    If any Lender claiming exemption from United States withholding tax by filing IRS Form W8-ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(e)    If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by Section (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(f)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

SECTION 11. MISCELLANEOUS

11.01    Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent at the written request of the Requisite Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

(a)    increase or extend the commitment of any Lender to extend Loans (or reinstate any such commitment terminated pursuant to Section 9.02);

(b)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders, including mandatory prepayments (or any of them) hereunder or under any other Loan Document;

(c)    reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

(d)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e)    release any substantial part of the Collateral except as provided in any Collateral Document; or

(f)    amend this Section, or Section 2.08, 2.15, 8.10, the definition of “Requisite Lenders,” or any provision herein providing for consent or other action by all Lenders;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Requisite Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Requisite Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

11.02    Notices.

(a)    All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(b)    All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Section 2, 3 or 10 to the Administrative Agent shall not be effective until actually received by the Administrative Agent, and notices pursuant to Section 3 to the Issuing Lender shall not be effective until actually received by the Issuing Lender at the address specified for the “Issuing Lender” on the applicable signature page hereof.

(c)    Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Leaders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

11.03    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04    Costs and Expenses.  The Company shall:

(a)    whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Administrative Agent and Issuing Lender) and BAS within five Business Days after demand for all costs and expenses incurred by Bank of America (including in its capacity as Administrative Agent and Issuing Lender) and BAS in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs except the allocated cost of internal legal services and disbursements of internal counsel incurred by Bank of America (including in its capacity as Administrative Agent and Issuing Lender) with respect thereto; and

(b)    pay or reimburse the Administrative Agent, the Sole Lead Arranger and Book Manager and each Lender within five Business Days after demand for all costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.05    Company Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Administrative

Agent-Related Persons, the Sole Lead Arranger and Book Manager and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs except the allocated cost of internal legal services and disbursements of internal counsel if no Default or Event of Default exists) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

11.06    Payments Set Aside.  To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred (provided that no interest shall accrue during the period such payment was held by the Administrative Agent or the Lenders), and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

11.07    Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

11.08    Assignments, Participations, etc.  (a) Any Lender may, with the consent of the Company at all times other than during the existence of an Event of Default and the Administrative Agent, which consents of the Company and the Administrative Agent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (each, an “Assignee”) (provided that no consent of the Company or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible

Assignee that is an Affiliate of such Lender or to another Lender) all, or any ratable part of all, of the Loans, the Pro Rata Share of the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount of $25,000,000 for assignments to other than Affiliates; provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit F (“Assignment and Acceptance”) together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

(b)    From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)    Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Company shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee’s assigned Loans and Pro Rata Share of each Commitment and, if the assignor Lender has retained a portion of its Loans and its Pro Rata Share of the Commitments, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Pro Rata Shares of the Commitments arising therefrom. The Pro Rata Share of each Commitment allocated to each Assignee shall reduce such Pro Rata Shares of the assigning Lender pro tanto.

(d)    Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a “Participant”) participating interests in any Loans, the Pro Rata Share of the Commitments, and L/C Obligations of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Lender and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan

Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Each Participant may have voting rights only with respect to matters involving (i) extension of the Maturity Date or any other date upon which any payment of money is due to the Lenders, (ii) reduction of the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (iii) reduction of the amount of any installment of principal due, (iv) release of the guaranty, or any substantial portion of the collateral, or (v) changing the definition of “Requisite Lenders.

(e)    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.09    Confidentiality.  Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.

11.10    Set-off.  In addition to any rights and remedies of the Lenders provided bylaw, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11    Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.12    Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13    Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.14    No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent and the Administrative Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.15    Governing Law and Jurisdiction.  (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11.16    Waiver of Jury Trial.  THE COMPANY, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.17    Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.18    Removal of a Lender.  The Company shall have the right to remove a Lender as a party to this Agreement in accordance with this Section 11.18, (a) under the circumstances set forth in Sections 4.01 or 4.03 and (b) if such Lender is the subject of a Disqualification. If the Company is entitled to remove a Lender pursuant to this Section either:

(x)    Upon notice from the Company, the Lender being removed shall execute and deliver an Assignment and Acceptance covering that Lender’s Pro Rata Share of the Commitments in favor of one or more Eligible Assignees designated by the Company (and acceptable to the Administrative Agent, which acceptance shall not be unreasonably delayed or withheld), subject to (i) payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of assignment and (ii) the written release by the Issuing Lender of such Lender’s obligations under Section 3 or delivery by such Eligible Assignee of such appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interest in any Letters of Credit then outstanding; or

(y)    The Company may, concurrently (A) reduce the Revolving Commitment pursuant to Section 2.06(b) (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Lender’s Pro Rata Share of the Revolving Commitment, pay and provide to such Lender the amounts, assurances and indemnities described in subclauses (i) and (ii) of clause (x) above and release such Lender from its Pro Rata Share of the Revolving Commitment and (B) pay such Lender all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement with respect to its Pro Rata Share of the Term Commitment through the date of such payment and release such Lender from its Pro Rata Share of the Term Commitment.

11.19    Non-Involvement of Kirk Kerkorian.  The parties hereto acknowledge that Kirk Kerkorian is not a party to this Agreement or any of the other Loan Documents executed on the Closing Date. Accordingly, the parties hereto hereby agree that in the event (a) there is any alleged breach or default by any party under this Agreement or any such Loan Document, or (b) any party hereto has any claim arising from or relating to any such Loan Document, no party hereto, nor any party claiming through it (to the extent permitted by applicable law) shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian by reason of such alleged breach, default or claim.

11.20    Amendment and Restatement.  This Agreement amends and restates the Existing Agreement, and all outstandings thereunder shall be deemed outstandings hereunder, and the security interest in the collateral granted or continued thereunder shall be deemed to continue uninterrupted in the Collateral hereunder.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRACINDA CORPORATION

By:	/s/ Anthony Mandekic
Title:	Sec/Treas.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Janice Hammond
Janice Hammond
Vice President

BANK OF AMERICA, N.A., as Issuing Lender and a Bank

By:	/s/ Jon Varnell
Jon Varnell
Managing Director

BANK OF SCOTLAND

By:	/s/ Joseph Fratus
Title:
Joseph Fratus Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Christian Jagenberg
Title:
Christian Jagenberg, SVP and Manager

By:	/s/ Werner Schmidbauer
Title:	Werner Schmidbauer, Vice President

BANK OF SCOTLAND

By:
Title: